Exhibit 10.1

SHARE EXCHANGE AGREEMENT

among

BLACKROD HOLDINGS, LLC

THE MEMBERS OF BLACKROD HOLDINGS, LLC

and

POWELL MAX LIMITED

dated as of

September 25, 2026

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”), dated as of September 25, 2026, is entered into by and among Powell Max Limited, a British Virgin Islands holding company (“PubCo”), Blackrod Holdings, LLC, a Delaware limited liability company (the “Company”), and the members listed on Schedule A attached hereto (the “Members”), which Members collectively own all the issued and outstanding equity securities of the Company.

RECITALS

WHEREAS, as of the date hereof, Members own all of the issued and outstanding membership interests of the Company (the “Units”);

WHEREAS, the Units constitute 100% of all the issued and outstanding equity securities of the Company;

WHEREAS, the parties desire to consummate a share exchange transaction (collectively, the “Share Exchange”) as more fully described herein, pursuant to which the Company will issue newly issued Units to PubCo in exchange for PubCo issuing its Class A ordinary shares to the Company (“PubCo Ordinary Shares”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the closing of the Share Exchange (the “Closing”), the Company will issue to PubCo newly issued Units representing, in the aggregate, 1.5% of the total issued and outstanding Units of the Company (after giving effect to such issuance), in exchange for PubCo issuing to the Company a number of newly issued PubCo Ordinary Shares equal to 19.99% of the total PubCo Ordinary Shares then-outstanding immediately prior to the Closing (before giving effect to such issuance);

WHEREAS, following the Closing, the parties intend to negotiate and enter into a separate definitive merger agreement, similar share exchange agreement or other business combination agreement (the “Merger Agreement”) providing for the Company to merge with and into PubCo or a wholly owned subsidiary of PubCo or for PubCo to acquire, directly or indirectly, all of the Units not already owned by PubCo, in exchange for the Merger Consideration (as hereinafter defined); and

WHEREAS, the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the documents and agreements required to be executed and delivered under this Agreement.

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.), and any other applicable anti-bribery or anti-corruption Law of any Governmental Authority.

“Basket” has the meaning set forth in Section 8.04(a).

“Business” means the business of manufacturing, marketing and selling firearms and related products including, without limitation, under the name “Remington”, as such business is carried on by the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Common Stock” means the common stock of the Company following a Company Conversion, if any.

“Company Conversion” means any conversion or reorganization of the Company after the date hereof.

“Company Indemnitees” has the meaning set forth in Section 8.03.

“Company Intellectual Property” means all Intellectual Property owned by the Company and used in its business as currently conducted as set forth in Section 3.12.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchanged PubCo Shares” means PubCo Ordinary Shares equal to nineteen and ninety-nine one-hundredths percent (19.99%) of the then-issued and outstanding PubCo Ordinary Shares as of immediately prior to the Closing.

“Exchanged Company Shares” means newly issued Units of the Company (or, following a Company Conversion, newly issued Company Common Stock) issued by the Company to PubCo representing one and one-half percent (1.5%) of the total issued and outstanding equity of the Company, after giving effect to such issuance.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Escrow” means the Indemnity Shares, to be held by the PubCo pursuant to ARTICLE VIII.

“Indemnity Shares” means ten percent (10%) of the Exchanged PubCo Shares to be issued to the Company at the Closing.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

“Interim Period” means the period from the Closing Date through the earliest of (a) the closing of the transactions contemplated by the Merger Agreement, (b) the termination of this Agreement, and (c) the date that is twelve (12) months after the Closing Date.

“Knowledge of the Company or Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any Member, director or officer of the Company after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any Member or any of their Affiliates.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or PubCo, as the case may be, or (b) the ability of a party to this Agreement to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or PubCo operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) by mutual agreement of the parties hereto; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Company or PubCo to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or PubCo, as the case may be, compared to other participants in the industries in which the Company or PubCo conducts its businesses.

“Members” has the meaning set forth in the preamble.

“Merger Consideration” means an enterprise value of the Company ranging between $200 million and $250 million, which Merger Consideration shall be paid by the issuance of PubCo Ordinary Shares, or a combination of PubCo Ordinary Shares and cash, as contemplated by the Merger Agreement.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pro Rata Portion” means, with respect to each Member, the percentage interest set forth opposite such Member’s name on Schedule A, representing such Member’s percentage ownership of the issued and outstanding Units immediately prior to the Closing.

“PubCo” has the meaning set forth in the preamble.

“PubCo Ordinary Shares” means PubCo’s Class A ordinary shares, par value US$0.008 per share.

“PubCo Indemnitees” has the meaning set forth in Section 8.02.

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Related Party Contract” means any Contracts (excluding any indemnification, compensation benefit plans, employment or other similar arrangements) or other transactions between the (i) Company or any Company Subsidiaries, on the one hand, and any director, officer, and any record or beneficial owner of five percent (5%) or more of the number or voting power of any securities of the Company, on the other hand, or (ii) PubCo or any PubCo Subsidiaries, on the one hand, and any director, officer, and any record or beneficial owner of five percent (5%) or more of the number or voting power of any securities of PubCo, on the other hand.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding voting securities or equity interests, or of which such Person has the power to elect or appoint a majority of the board of directors or similar governing body, or otherwise to direct the business and policies of such entity. References to “Company Subsidiaries” and “PubCo Subsidiaries” mean the Subsidiaries of the Company and of PubCo, respectively.

“Units” has the meaning set forth in the recitals.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

ARTICLE II
SHARE EXCHANGE

Section 2.01 Share Exchange. Subject to the terms and conditions set forth herein, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, the Company shall issue and deliver to PubCo the Exchanged Company Shares, free and clear of all Encumbrances. In consideration therefor, PubCo shall issue to the Company the Exchanged PubCo Shares, less the Indemnity Shares (which Indemnity Shares shall be withheld and held in escrow in accordance with Section 8.06), free and clear of all Encumbrances.

Section 2.02 Transactions to be Effected at the Closing. The Closing shall take place remotely via the electronic exchange of documents on the date that is three (3) Business Days after the satisfaction or waiver of all conditions set forth in ARTICLE VII, or at such other time, date, and place as the parties may agree to in writing (the “Closing Date”).

(a) At the Closing, PubCo shall deliver to the Company:

(i) duly executed certificates representing the Exchanged PubCo Shares or proof of book-entry transfer of such Exchanged PubCo Shares in the name of the Company; and

(ii) duly executed Ancillary Documents to which PubCo is a party, and all other agreements, documents, instruments or certificates required to be delivered by PubCo at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, the Company shall deliver to PubCo:

(i) a duly executed unit certificate (or other customary evidence of issuance) representing the Exchanged Company Shares, together with an updated register of the Company reflecting PubCo as the record holder thereof; and

(ii) duly executed Ancillary Documents to which the Company or a Member is a party, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by the Company or the Members at or prior to the Closing pursuant to this Agreement.

ARTICLE III
Representations and warranties of THE COMPANY AND THE MemberS

Except as set forth in the correspondingly numbered Section of the disclosure schedules delivered by the Company (the “Company’s Disclosure Letter”) on or after the date hereof, it being specifically agreed that disclosure of any item in any section of the Company’s Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, the Company and the Members hereby jointly and severally represent and warrant to PubCo that, as of the date hereof:

Section 3.01 Organization and Authority of Member. Each Member has full power and authority to enter into this Agreement and the Ancillary Documents to which such Member is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Member, and (assuming due authorization, execution and delivery by PubCo) this Agreement constitutes a legal, valid and binding obligation of each Member enforceable against such Member in accordance with its terms. When each other Ancillary Document to which any Member is or will be a party has been duly executed and delivered by such Member (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Member enforceable against it in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by PubCo) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms. All limited liability company actions taken by the Company in connection with this Agreement and the Ancillary Documents to which the Company is a party have been duly authorized.

Section 3.03 Capitalization; Ownership of Units.

(a) As of the date of this Agreement, the Units consist of the percentage membership interests in the Company as set forth on Schedule A hereto, which in the aggregate constitute 100% of the issued and outstanding equity of the Company. All of the Units have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Members as set forth on Schedule A hereto, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, PubCo will be the record and beneficial owner of the Exchanged Company Shares, free and clear of all Encumbrances.

(b) None of the Units were issued in violation of any agreement, arrangement or commitment to which any Member or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) Except as listed above, the Company does not have any outstanding warrants, bonds, debentures, notes or other obligations (or those that are convertible into, or exchangeable or exercisable for, Units). Except for the Units and as set forth in Section 3.03 of the Company’s Disclosure Letter, there are no outstanding (A) voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for Units or other equity interests of the Company or any of its Subsidiaries or other voting securities or equity interests of the Company or any of its Subsidiaries (including any SAFEs), (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue any Units or other equity interests of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for Units or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no Member agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Units or other voting securities or equity interests of the Company or any of its Subsidiaries.

Section 3.04 No other Subsidiaries or Business. As of the date of this Agreement, the Company’s sole business is the Business. Except as set forth in Section 3.04 of the Company’s Disclosure Letter, the Company does not own or operate any Subsidiaries and does not own any equity interest in any other entity. Each of the Subsidiaries listed in Section 3.04 of the Company’s Disclosure Letter is wholly-owned by the Company.

Section 3.05 No Conflicts; Consents. Except as set forth in Section 3.05 of the Company’s Disclosure Letter, the execution, delivery and performance by the Company and by each Member of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a material violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of any Member or the Company; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to any Member or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Member or the Company is a party or by which any Member or the Company is bound or to which any of their respective properties and assets are subject, or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. Except as set forth in Section 3.05 of the Company’s Disclosure Letter, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Member or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which any Member or the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at August 31, 2026 and the related statements of income and cash flow for the period from March 17, 2025 (date of inception) through August 31, 2026 (the “Financial Statements”) are set forth on Section 3.06 of the Company’s Disclosure Letter. Subject to the disclosures set forth on Section 3.06 of the Company’s Disclosure Letter the Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations for the respective periods then ended; and (B) were prepared from the books and records of the Company, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

Section 3.07 Undisclosed Liabilities. The Company has no debts, liabilities, commitments and obligations required under GAAP to be reflected on, or reserved against, a balance sheet, excluding items required only to be disclosed in the notes to financial statements (“Liabilities”) in excess of $100,000, individually or in the aggregate, other than (a) those set forth on Section 3.07 of the Company’s Disclosure Letter, (b) those which are reflected on the balance sheet included in the Financial Statements, and (c) those which have been incurred in the ordinary course of business consistent with past practice since the date of such balance sheet.

Section 3.08  Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.08 of the Company’s Disclosure Letter, since January 1, 2026 the business of the Company has been conducted in the ordinary course of business, and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) amendment of the certificate of formation, limited liability company agreement or other organizational documents of the Company;

(c) issuance of any Units or other equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Units or other equity interests other than in connection with issuance or sale of Units to the Company or grant or exercise of options under existing incentive plan;

(d) entry into any Contract that would constitute a Material Contract other than in the ordinary course of business;

(e) incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(f) transfer, assignment, sale or other disposition of any material assets shown or reflected in the Company’s balance sheets or cancellation of any material debts or entitlements;

(g) transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property except licenses or sublicenses granted in the ordinary course of business;

(h) capital investment in, or loan to, any other Person not including extension of credit in the ordinary course of business;

(i) acceleration, termination, material modification to or cancellation of any Material Contracts to which the Company is a party or by which it is bound;

(j) imposition of any Encumbrance upon any of the Company’s material properties or assets, tangible or intangible;

(k) loan to (or forgiveness of any loan to), or entry into any other material transaction with, any of the Company’s Members or current or former directors, officers and employees;

(l) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, other than in connection with or with respect to the Company;

(m) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have a Material Adverse Effect on the Company in respect of any taxable period (or portion thereof) beginning after the Closing Date; or

(n) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 [Reserved].

Section 3.10 Title to Assets; Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Real Property and material personal property and other assets owned or used in the operation of its Business or reflected in the Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice.

Section 3.11 Condition and Sufficiency of Assets. The fixtures, machinery, equipment, and other items of tangible personal property currently owned or leased by the Company are, in all material respects, structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such fixtures, machinery, equipment, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The fixtures, machinery, equipment, and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient in all material respects for the continued conduct of the Company’s Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary in all material respects to conduct the Business of the Company. Except as expressly set forth in this Agreement, neither the Company nor any Member makes any representation or warranty that any of the Company’s assets are new, free from defects, fully operational, or fit for any particular purpose.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Company’s Disclosure Letter contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted.

(b) Section 3.12(b) of the Company’s Disclosure Letter contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to Company’s ownership or use of Intellectual Property. The Company has provided PubCo with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Company’s Disclosure Letter, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances. Except as set forth in Section 3.12(c) of the Company’s Disclosure Letter, all assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e) Except as set forth in Section 3.12(e) of the Company’s Disclosure Letter, to the Knowledge of the Company, all of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all commercially reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property.

(f) To the Knowledge of the Company, the conduct of the Company’s business as currently conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated in any material respect, and will not infringe, misappropriate or otherwise violate in any material respect, the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) To the Knowledge of the Company, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither any Member nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Section 3.12(h) of the Company’s Disclosure Letter contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or (to the Knowledge of the Company) threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) The Company IT Systems are in good working condition in all material respects and are sufficient in all material respects for the operation of the Company’s business as currently conducted.

(j) The Company has complied in all material respects with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company, which could reasonably be expected to have a Material Adverse Effect on the Company or any of its properties or assets (or by or against any Member or any Affiliate thereof and relating to the Company); or (b) against or by any Member or any Affiliate of any Member (including the Company) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.14 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to its business, properties or assets.

(b) All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect in all material respects. None of the Company nor any Subsidiary of the Company is or, with the giving of notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits. All material fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 3.15 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respect.

(c) Except as would not be material to the Company, there is no dispute, audits, examinations, assessments or other actions concerning any Tax liability of the Company pending or, to the Knowledge of the Company, threatened by any Governmental Authority against, or with respect to, the Company that remains unpaid, and the Company has not received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(d) The Company has not waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(e) The Company has not entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(f) The Company is not party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax.

(g) The Company (i) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which the Company is the common parent or (ii) does not have any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax.

(h) The Company is not subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the Knowledge of the Company, otherwise. As of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(i) Section 3.15(i) of the Company’s Disclosure Letter sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.16 Material Contracts.

(a) Except as set forth in Section 3.16(a) of the Company’s Disclosure Letter, as of the date of this Agreement, the Company is not a party to any of the following contracts that are currently in effect (each being a “Material Contracts”):

(i) Contracts involving aggregate consideration payable by the Company in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) Contracts that require royalty or other payments to use any material Company Intellectual Property;

(iii) Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iv) Contracts that provide for the assumption by the Company of any Tax, environmental or other Liability of any Person;

(v) Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) that is not in the ordinary course of business of the Company;

(vi) Contracts relating to indebtedness for borrowed money (including, without limitation, guarantees) of the Company in excess of $100,000 individually or in the aggregate;

(vii) Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area that the Company currently conducts business in or competes in;

(viii) Contracts to which the Company is a party that provides for any joint venture, partnership or similar arrangement by the Company with any other Person; and

(ix) Collective bargaining agreements or Contracts with any union to which the Company is a party or any employment, consulting or similar agreement that is not terminable at will by the Company with no more than 30 days’ notice and without any ongoing obligation or severance or other similar obligation.

As of the date of this Agreement, each Material Contract set forth in Section 3.16(a) of the Company’s Disclosure Letter is in full force and effect in all material respects and is a valid and binding agreement enforceable against the Company and, to the Knowledge of the Company, the other party or parties thereto, in accordance with its terms.

Section 3.17 Books and Records. The minute books of the Company, all of which have been made available to PubCo, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices. The minute books of the Company contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the Members, the board of directors and any committees of the board of directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.18 Anti-Corruption.

(a) Neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has directly or indirectly (i) given any funds (whether of the Company or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. In the three (3) months prior to the date hereof, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has received any written communication (or, to the Knowledge of the Company, any other communication) that alleges any of the foregoing. To the Knowledge of the Company, the Company has disclosed to PubCo any and all allegations that have been made of any potential wrongdoing by the Company or by any director, officer, employee, agent or representative of the Company (acting in the capacity of a director, officer, employee, agent or representative of the Company) with respect to any Anti-Corruption Law.

(b) There are not, and since the Company’s inception there have not been, any Actions with respect to any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Since the Company’s inception, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.

Section 3.19 Related Party Transactions. Except as set forth on Section 3.19 of the Company’s Disclosure Letter, there are no Contracts or other arrangements involving the Company in which any Member, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company.

Section 3.20 Brokers. Except as set forth in the Section 3.20 of the Company’s Disclosure Letter, no broker, finder or investment banker (collectively, a “Broker”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Member.

Section 3.21 Investment Representations.

(a) The Company has been given access to PubCo’s filings with the United States Securities and Exchange Commission available at www.sec.gov (“SEC Filings”) and has utilized such access for the purpose of obtaining investment information about PubCo.

(b) The Company is either (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. The Company agrees to furnish any additional information reasonably requested by PubCo to assure compliance with applicable U.S. federal and state securities laws in connection with the issuance of the Exchanged PubCo Shares.

(c) The Company acknowledges that an investment in the Exchanged PubCo Shares involves a high degree of risk and the Company has read and understands the SEC Filings, including the risk factors included in PubCo’s most recent Annual Report on Form 20-F and subsequent quarterly reports on Form 6-K. The Company is in a financial position to hold the Exchanged PubCo Shares indefinitely and is able to bear the economic risk and withstand a complete loss of an investment in the Exchanged PubCo Shares.

(d) The Company has obtained, to the extent it deems necessary, professional advice with respect to the risks inherent in the investment in the Exchanged PubCo Shares, the condition and business of PubCo, and the suitability of the investment in the Exchanged PubCo Shares in light of the Company’s financial condition and investment objectives.

(e) The Company, either alone or with the assistance of its professional advisor(s), if any, is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that the Company is capable of evaluating the merits and risks of the prospective investment in the PubCo Ordinary Shares.

(f) The Exchanged PubCo Shares will be acquired for investment purposes for the Company’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof. The Company has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Securities Act, or any applicable state securities or blue sky law, and the Company does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchanged PubCo Shares.

(g) The Company has been solely responsible for its own due diligence investigation of PubCo and its business, and its analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on anyone else’s analysis or investigation of PubCo, its business or the merits and risks of the Exchanged PubCo Shares, other than professionals employed or engaged specifically by the Company to assist it in taking any action or performing any role relative to the arranging of the investments being made pursuant to this Agreement.

(h) The Company acknowledges and understands that the issuance of the Exchanged PubCo Shares has not been, and will not be, registered under the Securities Act or under the securities laws of any state or other jurisdiction, and the Exchanged PubCo Shares are characterized under the Securities Act as a “restricted security” and therefore, cannot be sold or transferred unless such resale is subsequently registered under the Securities Act or an exemption from such registration is available. The Company represents that it is familiar with Rule 144 promulgated under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(i) The Company has been advised that the issuance of the Exchanged PubCo Shares is not being registered under the Securities Act or any other applicable securities laws of any country or state, and is being offered and sold pursuant to exemptions from such laws, and that PubCo’s reliance upon such exemptions is predicated in part on the Company’s representations contained herein.

(j) Without in any way limiting the representations set forth above, the Company further agrees that it may not make any disposition of all or any portion of the Exchanged PubCo Shares unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii) the Company shall have notified PubCo of the proposed disposition and shall have furnished PubCo with a detailed statement of the circumstances surrounding the proposed disposition, and the Company shall have furnished PubCo with an opinion of counsel, reasonably satisfactory to PubCo, that such disposition will not require registration of such Exchanged PubCo Shares under the Securities Act; or

(iii) such proposed disposition complies in all respects with Rule 144 or any successor rule or Regulation S providing a safe harbor for such dispositions without registration and the Company shall have furnished PubCo with an opinion of counsel, reasonably satisfactory to PubCo, that such disposition is in accordance with Rule 144 or Regulation S.

Section 3.22 Knowledge of the Company. Notwithstanding anything to the contrary in this ARTICLE III, with respect to any assets or Intellectual Property acquired by the Company by way of a disposition of collateral under Article 9 of the Uniform Commercial Code (or any analogous provision of applicable Law), (a) with respect to any period prior to the applicable disposition of collateral, no representation is made as to title, chain of title, or non-infringement except to the Knowledge of the Company, and (b) with respect to the period from and after such disposition, the foregoing representations are made without qualification as to Company’s Knowledge. No representation is made as to successor or transferee Liability arising by operation of Law.

ARTICLE IV
Representations and warranties of PubCo

Except as set forth in the correspondingly numbered section of the disclosure schedules delivered by PubCo (the “PubCo Disclosure Letter”) on or after the date hereof, it being agreed that disclosure of any item in any section of the PubCo Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, PubCo represents and warrants to Member that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of PubCo. PubCo is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. PubCo has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which PubCo is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by PubCo of this Agreement and any Ancillary Document to which PubCo is or will be a party, the performance by PubCo of its obligations hereunder and thereunder and the consummation by PubCo of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of PubCo. This Agreement has been duly executed and delivered by PubCo, and (assuming due authorization, execution and delivery by Member) this Agreement constitutes a legal, valid and binding obligation of PubCo enforceable against PubCo in accordance with its terms. When each Ancillary Document to which PubCo is or will be a party has been duly executed and delivered by PubCo (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of PubCo enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by PubCo of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the memorandum and articles of association or other organizational documents of PubCo; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to PubCo; or (c) except as set forth in Section 4.02 of the PubCo Disclosure Letter, require the consent, notice or other action by any Person under any Contract to which PubCo is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to PubCo in connection with the execution and delivery of this Agreement and the Ancillary Documents to which PubCo is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of PubCo to consummate the transactions contemplated hereby on a timely basis.

Section 4.03 Investment Purpose. PubCo is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. PubCo acknowledges that the Units are not registered under the Securities Act, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. Except as set forth in Section 4.04 of the PubCo Disclosure Letter, no Broker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of PubCo.

Section 4.05 Share Capital.  The authorized share capital of PubCo consists of an aggregate of 600,025,000 PubCo Ordinary Shares comprised as follows: 500,000,000 authorized Class A PubCo Ordinary Shares, 25,000 authorized Class B PubCo Ordinary Shares, and 100,000,000 authorized Class C PubCo Ordinary Shares. As of the close of business on September 23, 2026 (the “Measurement Date”), 1,308,311 Class A PubCo Ordinary Shares, Class B PubCo Ordinary Shares and 2,353,654 Class C PubCo Ordinary Shares (excluding treasury shares) are issued and outstanding, all of which were validly issued, fully paid and nonassessable and are free of preemptive rights. Except as listed above, PubCo does not have any outstanding warrants, bonds, debentures, notes or other obligations (or those that are convertible into, or exchangeable or exercisable for, PubCo Ordinary Shares). Except as set forth above or in Section 4.05 of the PubCo Disclosure Letter, there are no outstanding (A) shares or other voting securities or equity interests of PubCo or any of its Subsidiaries, (B) securities of PubCo or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of PubCo or any of its Subsidiaries or other voting securities or equity interests of PubCo or any of its Subsidiaries, (C) share appreciation rights, “phantom” share rights, performance shares, interests in or rights to the ownership or earnings of PubCo or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from PubCo or any of its Subsidiaries, or obligations of PubCo or any of its Subsidiaries to issue, any shares of PubCo or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of PubCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which PubCo or any of its Subsidiaries is a party or of which PubCo has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any shares or other voting securities or equity interests of PubCo or any of its Subsidiaries. Except as set forth in Section 4.05 of the PubCo Disclosure Letter, the execution and performance of this Agreement and the Share Exchange contemplated herein, the issuance of the Exchanged PubCo Shares will not violate or conflict with the terms and conditions of any warrants, convertible notes, preferred shares or other securities issued by the PubCo and will not trigger any changes, amendments, or adjustments, including without limitation, any price adjustment, reset, anti-dilution or similar adjustment, nor will it trigger any most favored nation, participation or similar right in favor of any holder of PubCo’s securities. Section 4.05 of the PubCo Disclosure Letter sets forth a true and complete pro forma capitalization table of PubCo as of the Measurement Date, reflecting (i) all issued and outstanding PubCo Ordinary Shares and Preferred Shares, (ii) all shares reserved for issuance under any equity incentive plan, together with the number of shares subject to outstanding awards and the number available for future grant, and (iii) the Company’s resulting percentage ownership of PubCo Ordinary Shares immediately following the Closing, after giving effect to the issuance of the Exchanged PubCo Shares.

Section 4.06 SEC Reporting.

(a) PubCo has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by PubCo since January 1, 2024, including all SEC Filings (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “PubCo SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the PubCo SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the PubCo SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the PubCo SEC Documents (i) have been prepared in a manner consistent with the books and records of PubCo, (ii) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC applicable to foreign private issuers) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of PubCo and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with IFRS and the applicable rules and regulations promulgated by the SEC. Since January 1, 2024, PubCo has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by IFRS, SEC rule or policy or applicable Law. The books and records of PubCo have been, and are being, maintained in all material respects in accordance with IFRS (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) PubCo maintains and since January 1, 2024, has maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to PubCo and its Subsidiaries required to be disclosed in PubCo’s periodic reports filed or furnished under the Exchange Act is made known to PubCo’s principal executive officer and its principal financial officer by others within PubCo or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting PubCo’s principal executive officer and its principal financial officer to such information required to be included in PubCo’s periodic reports filed or furnished under the Exchange Act. PubCo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of PubCo’s properties or assets that could have a material effect on the financial statements and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d) Except as specifically noted herein, nothing disclosed in the PubCo SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties in this ARTICLE IV.

Section 4.07 Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 4.07 of the PubCo Disclosure Letter, there are no Liabilities of PubCo or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with IFRS, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of PubCo and its consolidated Subsidiaries as of December 31, 2025 or the footnotes thereto set forth in the PubCo SEC Documents;

(b) Liabilities incurred since December 31, 2025 in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c) Liabilities incurred in connection with the Share Exchange or as permitted or contemplated expressly by this Agreement; and

(d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PubCo.

Section 4.08 Legal Proceedings. Except as set forth in the PubCo SEC Documents or in Section 4.08 of the PubCo Disclosure Letter, (a) there are no Actions pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, (b) there are no Governmental Orders outstanding against PubCo and its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, and (c) no Action pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.09 Taxes.

(a) All Tax Returns required to be filed by PubCo have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by PubCo (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) PubCo has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respect.

(c) No claim has been made by any taxing authority against PubCo in any jurisdiction where PubCo may be subject to Tax by that jurisdiction.

(d) PubCo is not a party to any agreement relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax.

(e) PubCo has not entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(f) PubCo is not subject to Tax in any jurisdiction other than the jurisdictions in which it or its Subsidiaries are organized or maintain a permanent establishment, and no claim has been made by a Governmental Authority in a jurisdiction where PubCo does not file Tax Returns that PubCo is or may be subject to taxation by that jurisdiction.

(g) PubCo represents and warrants that it does not believe it was a “passive foreign investment company” within the meaning of Section 1297 of the Code for its most recently completed taxable year, and PubCo does not expect to become a passive foreign investment company for its current taxable year. PubCo shall provide to the Company and the Members, upon written request, such information as is reasonably available to PubCo and necessary for the Members to determine PubCo’s PFIC status and to make and maintain a “qualified electing fund” election under Section 1295 of the Code with respect to PubCo, including an annual PFIC Annual Information Statement.

Section 4.10 Nasdaq Listing. PubCo Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on The Nasdaq Capital Market under the symbol “PMAX”. PubCo is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of PubCo, threatened against PubCo by Nasdaq or the SEC with respect to any intention by such entity to deregister the PubCo Ordinary Shares or terminate the listing of the PubCo Ordinary Shares on Nasdaq. Except as set forth in the PubCo SEC Documents or in Section 4.10 of the PubCo Disclosure Letter, PubCo has not received any written notice from Nasdaq, and to PubCo’s knowledge no circumstance exists, indicating that PubCo has failed, or upon the passage of time would fail, to satisfy any of the requirements for continued listing of the PubCo Ordinary Shares on Nasdaq, including any requirement relating to minimum bid price, market value of listed securities, or shareholders’ equity, and no such deficiency notice is outstanding or uncured. PubCo shall timely file with Nasdaq a Listing of Additional Shares notification with respect to the Exchanged PubCo Shares issued pursuant to this Agreement. None of PubCo nor any of its Affiliates or Representatives has taken any action to terminate the registration of the PubCo Ordinary Shares under the Exchange Act except as expressly contemplated by this Agreement.

Section 4.11 NASDAQ Rule 5635 Compliance. The issuance of the Exchanged PubCo Shares to the Company at the Closing has been structured so as not to require the approval of PubCo’s Shareholders under Nasdaq Listing Rule 5635, and PubCo’s board of directors (or a duly authorized committee thereof) has made a good faith determination, based on the calculation methodology permitted under Nasdaq guidance, that the number of Exchanged PubCo Shares issuable hereunder is less than 20% of the PubCo Ordinary Shares outstanding immediately prior to such issuance. PubCo has not taken, and shall not take, any action that would cause the transactions contemplated by this Agreement to require shareholder approval under Nasdaq Listing Rule 5635 or any other applicable Nasdaq rule.

Section 4.12 Absence of Certain Changes. Since the date of PubCo’s most recently filed Annual Report on Form 20-F, except as disclosed in PubCo SEC Documents filed prior to the date of this Agreement, PubCo has conducted its business in the ordinary course of business consistent with past practice, and there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PubCo.

Section 4.13 Anti-Corruption. Neither PubCo nor any director or officer or, to the knowledge of PubCo, any employee, representative or agent of PubCo (acting in such capacity), has directly or indirectly (i) given any funds for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) violated any provision of any Anti-Corruption Law. There are not, and have not been, any Actions with respect to any Anti-Corruption Law pending or, to the knowledge of PubCo, threatened against PubCo or any of its directors, officers, employees, representatives or agents.

Section 4.14 Related Party Transactions. Except as set forth in Section 4.14 of the PubCo Disclosure Letter or as disclosed in the PubCo SEC Documents, there are no Related Party Contracts or other arrangements involving PubCo in which any director, officer or five percent (5%) or greater shareholder of PubCo, or any Affiliate thereof, is a party, has a financial interest, or otherwise owns or leases any material asset, property or right which is used by PubCo.

Section 4.15 Material Contracts. Except for contracts filed as exhibits to the PubCo SEC Documents, PubCo is not a party to any contract required to be filed as an exhibit to its Annual Report on Form 20-F pursuant to the instructions as to exhibits for Form 20-F under the Exchange Act that is not so filed. Each such material contract is in full force and effect in all material respects and constitutes a valid and binding agreement of PubCo, enforceable against PubCo in accordance with its terms, and neither PubCo nor, to PubCo’s knowledge, any other party thereto is in material breach of or default under any such contract. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any default, acceleration, or right of termination under any such material contract.

Section 4.16 Books and Records. The minute books and stock record books of PubCo, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices and applicable Law.

ARTICLE V
Covenants

Section 5.01 Conduct of Business During the Interim Period, except as otherwise provided in this Agreement or consented to in writing by the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo shall, and the Members shall cause the Company to, (x) conduct their respective business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of such company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such company. Without limiting the foregoing, during the Interim Period:

(a) No Indebtedness. For the period beginning on the date hereof through the date ninety (90) days following the Closing, neither the Company nor PubCo shall incur, assume, guarantee, or otherwise become liable for any indebtedness for borrowed money, other than to fund the ongoing operations of the business and not exceeding $5,000,000 in the aggregate, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed).

(b) No Asset Sales. Neither the Company nor PubCo shall sell, lease, license, transfer, or otherwise dispose of any material assets or properties, except for sales of inventory or obsolete assets in the ordinary course of business.

(c) No Acquisitions. Acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any entity, business or assets that constitute a business or division of any Person, or all or substantially all of the assets of any Person, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between Pubco and a wholly owned Pubco Subsidiary or solely between wholly owned Pubco Subsidiaries or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice.

(d) No Loans or Investments. Make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among Pubco and its wholly owned Pubco Subsidiaries or solely among Pubco’s wholly owned Pubco Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business, and (C) credit to customers or advancement of expenses to suppliers.

(e) No Issuance of Securities. Neither the Company nor PubCo shall issue, sell, pledge, dispose of, or encumber any shares of capital stock or other equity interests, or any options, warrants, convertible securities, or other rights to acquire equity interests, except (i) pursuant to the exercise of options or warrants outstanding as of the Closing Date and disclosed in the applicable Disclosure Letter, or (ii) as expressly contemplated by this Agreement.

(f) Restriction on Transfer. During the Interim Period, no Member shall, directly or indirectly, sell, transfer, assign, pledge, encumber, or otherwise dispose of any Units or shares of Company Common Stock, as applicable, or enter into any agreement, arrangement, or understanding with respect to any of the foregoing. During the Interim Period, the Company shall not, directly or indirectly, sell, transfer, assign, pledge, encumber, or otherwise dispose of any PubCo Ordinary Shares (including the Exchanged PubCo Shares) received by the Company in the Share Exchange, or enter into any agreement, arrangement, or understanding with respect to any of the foregoing.

(g) Related Party Contracts. Enter into any Related Party Contract, other than (i) Related Party Contracts existing as of the date hereof and disclosed in Section 3.19 of the Company’s Disclosure Letter, or (ii) transactions in the ordinary course of business consistent with past practice on arm’s-length terms.

(h) Material Adverse Effect. Take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated hereby or have a Material Adverse Effect on such party.

Section 5.02 Access to Information. From the date hereof until the Closing, each party hereto shall, (a) afford the other party and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to such company; and (b) furnish such requesting party and its Representatives with such financial, operating and other data and information related to the PubCo, the Company and their respective Subsidiaries, as the requesting party or any of its Representatives may reasonably request. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any party hereto. No investigation by any party hereto shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other parties in this Agreement. PubCo and Member shall comply with and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under any applicable confidentiality agreement to which they are subject, with respect to the information disclosed under this Section 5.02.

Section 5.03 No Solicitation by the Company or Members. From the date hereof through the date that is twelve (12) months following the Closing Date, unless this Agreement is terminated in accordance with the terms herein, neither the Company nor any Member shall, and shall not authorize or permit any of their respective Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal with respect to the Company; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal with respect to the Company; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal with respect to the Company. The Company and Members shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or PubCo, as the case may be; (ii) the issuance or acquisition of any units or shares of capital stock or other equity securities of the Company or PubCo, as applicable, pursuant to which such third-party purchaser directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of a party; (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or PubCo’s, as applicable, properties or assets, respectively or (iv) the issuance by the Company or PubCo, as applicable, of any of its securities pursuant to an underwritten initial public offering that is offered pursuant to a registration statement filed under the Securities Act.

Section 5.04 No Solicitation by PubCo. From the date hereof through the date that is sixty (60) days following the date of this Agreement, unless this Agreement is terminated in accordance with the terms herein, PubCo shall not authorize or permit any of its respective Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal with respect to PubCo; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal with respect to PubCo; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal with respect to PubCo. PubCo shall immediately cease and cause to be terminated, and shall cause its respective Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. Notwithstanding the foregoing, if PubCo receives an unsolicited, bona fide Acquisition Proposal that PubCo’s board of directors determines in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or could reasonably be expected to lead to a Superior Proposal, PubCo and its Representatives may engage in the activities otherwise prohibited by this Section to the extent PubCo’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that PubCo shall promptly (and in any event within twenty-four (24) hours) notify the Company of the receipt of such Acquisition Proposal and shall not enter into any agreement with respect to such Acquisition Proposal unless and until five (5) Business Days have elapsed following delivery of such notice to the Company, during which period the Company shall have the right to propose adjustments to the terms of this Agreement in order to cause such Acquisition Proposal to no longer constitute a Superior Proposal. For purposes hereof, “Superior Proposal” means a bona fide written Acquisition Proposal that PubCo’s board of directors determines in good faith to be more favorable to PubCo’s shareholders than the transactions contemplated by this Agreement.

Section 5.05 Notice of Certain Events.

(a) From the date hereof until the Closing, Members or the Company shall promptly notify PubCo in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the completion the Share Exchange contemplated by this Agreement; and

(iii) any notice or other communication from any Governmental Authority in connection with the completion of the Share Exchange contemplated by this Agreement.

(b) PubCo’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Member or the Company in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Company’s Disclosure Letter unless otherwise agreed.

Section 5.06 Governmental and Other Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and PubCo shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Company’s Disclosure Letter and Section 4.02 of the PubCo Disclosure Letter as promptly as practicable after the Closing.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding any matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Company shall, subsequent to the Closing, cooperate with PubCo in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Company shall use its reasonable best efforts to provide PubCo with the rights and benefits of the affected Contract for the term thereof.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.07 Closing Conditions From the date hereof until the Closing, each party hereto shall use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof that are applicable to it.

Section 5.08 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.09 Audit. From and after the date beginning no later than seven (7) days after the date hereof, the Company agrees to use its commercially reasonable efforts in conducting an audit of the Company’s financial statements that may be required under applicable Law in preparation for the Merger Agreement (the “Audit”), and to deliver to PubCo audited historical financial statements of the Company, prepared in accordance with GAAP and, to the extent required by applicable Law, PCAOB standards, within seventy-five (75) days following the Closing, and Members agree to cooperate with PubCo and PubCo’s auditors in connection therewith. In addition, the Company and the Members agree to make all of the applicable books and records available to PubCo and PubCo’s auditor and to make the appropriate individuals and outside accountants available to PubCo and PubCo’s auditor in connection therewith.

Section 5.10 Merger Agreement. The parties hereto agree to negotiate the definitive terms of the Merger Agreement in good faith and to use their commercially reasonable efforts to execute and deliver the Merger Agreement on or about October 31, 2026.

Section 5.11 Supplement To Disclosure Letter. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Company’s Disclosure Letter (each, a “Schedule Supplement”) with respect to any matter, whether arising before or after the date of this Agreement and whether or not known to the Company as of the date of this Agreement, that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Company’s Disclosure Letter. Upon delivery of any Schedule Supplement, the Company’s Disclosure Letter shall be deemed to have been amended and supplemented as of the date of this Agreement for all purposes, including for purposes of determining whether the conditions set forth in Section 7.02(a) have been satisfied, and no matter disclosed in any Schedule Supplement shall entitle PubCo to terminate this Agreement pursuant to ARTICLE VI or to assert that any condition set forth in Section 7.02 has not been satisfied; provided, however, that PubCo shall retain the right to terminate this Agreement pursuant to ARTICLE VI, and to assert the failure of the condition set forth in Section 7.02(a), if the matters disclosed in one or more Schedule Supplements, individually or in the aggregate, constitute, or would reasonably be expected to result in, a Material Adverse Effect on the Company. Notwithstanding anything to the contrary in this Section, the PubCo Indemnitees shall retain their rights to indemnification under ARTICLE VIII in respect of any matter disclosed in a Schedule Supplement;.

Section 5.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
TERMINATION

Section 6.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of PubCo and the Company;

(b) by either PubCo or the Company if any Governmental Authority shall have enacted any Law or issued any order permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or order shall have become final and non-appealable;

(c) by PubCo, if the Company or any Member shall have breached any representation, warranty, covenant, or agreement that would cause the conditions set forth in Section 7.02 not to be satisfied, and such breach is not cured within thirty (30) days following written notice;

(d) by the Company, if PubCo shall have breached any representation, warranty, covenant, or agreement that would cause the conditions set forth in Section 7.03 not to be satisfied, and such breach is not cured within thirty (30) days following written notice;

(e) by either PubCo or the Company if the Closing shall not have occurred on or before the date that is seventy-five (75) days after the date hereof (or such later date as the parties may agree in writing).

Section 6.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.01, written notice thereof shall be given to the other party or parties, and this Agreement shall forthwith become void and have no further force or effect, and the transactions contemplated hereby shall be abandoned without further action by any party, except that (a) the provisions of confidentiality, expenses, governing law, and miscellaneous sections shall survive the termination of this Agreement, and (b) no party shall be relieved of any liability for any breach of this Agreement occurring prior to such termination.

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Members and the Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Section 5.06 and PubCo shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to PubCo and the Company, as the case may be, and none of such consent, authorization, order and approval shall have been revoked as of the Closing Date.

Section 7.02 Conditions to Obligations of PubCo. The obligations of PubCo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or PubCo’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company and the Members contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or on Members’ ability to consummate the transactions contemplated by this Agreement.

(b) Members and the Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against PubCo, any Member, or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to PubCo.

(e) The Company shall have delivered to PubCo a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(f) PubCo shall have received a certificate, dated the Closing Date and signed by a duly authorized Representative of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of PubCo contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the applicable Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PubCo or on PubCo’s ability to consummate the transactions contemplated by this Agreement.

(b) PubCo shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, PubCo shall have performed such agreements and covenants, as so qualified, in all respects.

(c) No Action shall have been commenced against PubCo, any Member, or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to the Company.

(e) The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of PubCo, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f) The Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of PubCo certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of PubCo authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) The Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of PubCo certifying the names and signatures of the officers of PubCo authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Company and the Members contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that (i) the representations and warranties of the Company and/or the Members in Section 3.01, Section 3.02, Section 3.03, Section 3.05, Section 3.10, Section 3.20 and Section 3.21 (collectively, the “Company Fundamental Representations”) shall survive indefinitely, and (ii) the representations and warranties of the Company and the Members in Section 3.15 (Taxes) shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any valid extensions or waivers thereof). Subject to the limitations and other provisions of this Agreement, the representations and warranties of the PubCo contained herein shall survive the Closing and shall remain in full force and effect until the date that is 30 days after the PubCo files its Form 20-F (or Form 10-K if PubCo becomes a domestic filer) for its fiscal year ending December 31, 2027; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.03 and Section 4.04 (collectively, the “PubCo Fundamental Representations”) shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By the Company and the Members. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, the Company shall, and the Members shall severally, and not jointly, indemnify and defend each of PubCo and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “PubCo Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the PubCo Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or any Member contained in ARTICLE III of this Agreement or in any certificate or instrument delivered by or on behalf of the Company or any Member pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing or by any Member pursuant to this Agreement.

(c) Except in the case of any breach of the Company Fundamental Representations or fraud or intentional misrepresentation, each Member’s liability under this Section 8.02 shall be limited to such Member’s Pro Rata Portion of the Indemnity Escrow, and no Member shall have any liability for the breach of any representation, warranty, covenant or agreement of any other Member.

Section 8.03 Indemnification By PubCo. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, PubCo shall indemnify and defend the Members (including the Company if before the Closing) and their respective Affiliates and their respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of PubCo contained in ARTICLE IV of this Agreement or in any certificate or instrument delivered by or on behalf of PubCo pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by PubCo pursuant to this Agreement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Company and the Members shall not be liable to the PubCo Indemnitees for indemnification under Section 8.02(a) unless and until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $100,000 (the “Basket”), in which event the Company and the Members shall be liable only for the portion of such Losses that exceeds the Basket. The aggregate amount of all Losses for which the Company and the Members shall be liable pursuant to Section 8.02(a) shall not exceed $500,000 (the “Cap”); provided, that, except in the case of any breach of the Company Fundamental Representations or fraud or intentional misrepresentation, the sole and exclusive source of recovery of the PubCo Indemnitees against any Member in respect of any Losses under Section 8.02(a) shall be the Indemnity Escrow, and in no event shall any Member be required to satisfy any such Losses from, or shall the PubCo Indemnitees have any recourse to, any assets of any Member other than the Indemnity Escrow.

(b) PubCo shall not be liable to the Company Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event PubCo shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which PubCo shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Company Fundamental Representation or PubCo Fundamental Representation, (ii) any inaccuracy in or breach of the representations and warranties in Section 3.15 (Taxes), or (iii) fraud or intentional misrepresentation.

(d) At the Company’s option, the Company can satisfy any indemnification obligations hereunder either (i) in cash, (ii) by forfeiting any or all of the Indemnity Shares or (iii) by requiring PubCo to redeem the requisite amount of the Indemnity Shares then held in the Indemnity Escrow. Any Indemnity Shares used to fund the indemnification obligations pursuant to (ii) or (iii) above shall be valued at the closing price per PubCo Ordinary Share as reported on The Nasdaq Capital Market on the last full trading day immediately preceding the Closing Date.

(e) Notwithstanding anything to the contrary in this Agreement, including Section 8.04(c), the aggregate liability of the Company and the Members, taken together, and the aggregate liability of PubCo, in each case, for indemnification under this ARTICLE VIII, regardless of the basis of the claim, shall not exceed $750,000 (the “Aggregate Cap”); provided, that the Aggregate Cap shall not apply to Losses arising from fraud or intentional misrepresentation.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Company, Members and PubCo shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Indemnity Escrow. Notwithstanding anything to the contrary in this Agreement, at the Closing, PubCo shall withhold the Indemnity Shares otherwise issuable to the Company pursuant to Section 2.01, allocated among the Members in accordance with their respective Pro Rata Portions, and shall hold the Indemnity Shares in a segregated account as security for the Company’s and Members’ indemnification obligations under this Agreement. To the extent any PubCo Indemnitee is entitled to recover any Losses from the Company or a Member, such Losses shall be satisfied, at the Company’s election pursuant to Section 8.04(d), either by payment in cash or by the cancellation or transfer to PubCo of that number of Indemnity Shares from such Member’s Pro Rata Portion as calculated in accordance with Section 8.04(d), rounded up to the nearest whole share; provided, that any Losses arising from any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Company, as opposed to a several breach attributable to a specific Member, shall be charged against the Indemnity Shares comprising each Member’s Pro Rata Portion, pro rata in accordance with each Member’s respective Pro Rata Portion, and in no event shall the Indemnity Shares allocated to any other Member’s Pro Rata Portion be cancelled, transferred, or otherwise applied on account of such Losses. On the date that is eighteen (18) months following the Closing Date, PubCo shall promptly release to the Company the remaining Indemnity Shares, less the number of Indemnity Shares reasonably necessary to secure any unresolved indemnification claims against the Company or any Member asserted in accordance with this Agreement before such date, regardless of whether the survival period applicable to any Company Fundamental Representation or the representations and warranties in Section 3.15 (Taxes) has then expired; provided that any shares so retained shall be released to the Company, or cancelled or transferred to PubCo, as applicable, promptly following final resolution of the claim to which they relate. The withholding of the Indemnity Shares shall not limit the Company’s or any Members’ indemnification obligations except to the extent expressly provided in this Agreement

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the value of the Exchanged Company Shares and the Exchanged PubCo Shares exchanged pursuant to this Agreement for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedy. Except in the case of fraud or intentional misrepresentation, and except for the right to seek specific performance or other equitable relief pursuant to Section 9.11, the parties acknowledge and agree that, from and after the Closing, the indemnification provisions of this ARTICLE VIII shall be the sole and exclusive remedy of the PubCo Indemnitees and the Company Indemnitees for any and all claims based upon, arising out of, with respect to or by reason of this Agreement or the transactions contemplated hereby, including any inaccuracy in or breach of any representation or warranty contained herein, and each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and remedies it may have in respect of the foregoing. Without limiting Section 8.04(a) with respect to any Losses arising from any inaccuracy in or breach of any representation or warranty of the Members other than the Company Fundamental Representations and the representations and warranties in Section 3.15 (Taxes), the sole and exclusive source of recovery of the PubCo Indemnitees against the Members shall be the Indemnity Escrow.

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, upon execution of this Agreement, PubCo shall pay (a) $150,000 to Kaufman & Canoles, P.C., counsel to the Company, and (b) $150,000 to CBIZ CPAs P.C., the Company’s independent registered public accounting firm, in each case by wire transfer of immediately available funds to the account(s) designated by such firm.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Members or the Company:	1323 SE 17th St., Ste 327
Fort Lauderdale, FL 33316

with a copy to:	Kaufman & Canoles, P.C.
Two James Center, 14th Floor
1021 E. Cary St.
Richmond, VA 23219
	Email:	tony.basch@kaufcan.com;
britton.williston@kaufcan.com
	Attn:	Anthony Basch;
J. Britton Williston

If to PubCo:	6501 Park of Commerce Blvd, Suite 200
Boca Raton, FL 33487
	Attention:	Geordan Pursglove

with a copy to:	Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas
New York, NY 10036
	E-mail:	rcarmel@srfc.law
	Attention:	Ross Carmel

Section 9.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, PubCo may, without the prior written consent of Member, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN NEW CASTLE COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 No Presumption Against Drafting Party. PubCo and Members agree and acknowledge that this Agreement has been freely negotiated by both parties at arm’s length between Persons sophisticated and knowledgeable in the matters dealt with herein, and that each party has had an opportunity to consult with an attorney in reviewing and drafting this Agreement. PubCo and Members further agree that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Agreement or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Agreement or any portion thereof.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

PUBCO:

POWELL MAX LIMITED

By:
Name:	Geordan Pursglove
Title:	CEO

THE COMPANY:

BLACKROD HOLDINGS, LLC

By:
Name:	Scott Soura
Title:	Manager

MEMBERS:

IRON CREST EQUITY HOLDINGS, LLC

By:
Name:	Scott Soura
Title:	Manager

ROUNDHILL INVESTMENT GROUP, INC.

By:
Name:	Scott Soura
Title:	President

SCHEDULE A

MEMBERS